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John Mills
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BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2005 THIRD
QUARTER RESULTS
▪	39th Consecutive Quarter of Same Store Sales Growth

▪	Declares Quarterly Cash Dividend

▪	Conference Call Scheduled for Today at 2:00 p.m. (Pacific); Simultaneous Webcast at www.big5sportinggoods.com
EL SEGUNDO, Calif. — November 10, 2005 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2005 third quarter ended October 2, 2005.
For the fiscal 2005 third quarter, net sales increased by $8.8 million, or 4.5%, to $206.8 million from net sales, as previously restated, of $198.0 million in the third quarter of 2004. Same store sales increased 3.8% during the third fiscal quarter versus the same 13-week calendar period last year, representing the Company’s 39th consecutive quarterly increase in same store sales over comparable prior periods. On a fiscal quarter basis, same store sales increased 1.2% during the third quarter versus the third quarter of fiscal 2004. The difference in same store sales comparisons was due to fiscal 2005 being a 52-week year and fiscal 2004 being a 53-week year and the resulting calendar shift of pre-Fourth of July holiday business out of the fiscal 2005 third quarter. Net income for the fiscal 2005 third quarter was $7.2 million, or $0.32 per diluted share, compared with previously restated net income of $8.5 million, or $0.37 per diluted share, for the fiscal 2004 third quarter.
Third quarter fiscal 2005 results included charges totaling approximately $1.9 million (pretax), or $0.05 per diluted share, associated with legal, audit and other fees related to the Company’s restatement of prior reported financial statements. Third quarter expenses also reflected an increase of approximately $2.3 million in distribution center expenses, of which approximately $1.5 million (pretax), or $0.04 per diluted share, was directly attributable to the Company’s transition to its new distribution center. The increase related to the transition to the new distribution center was generally in line with the Company’s expectations for the third quarter.
Net income comparisons for the third quarter were affected by the application of revised inventory cost capitalization methodologies adopted as part of the prior restatement. This increased fiscal 2005 third quarter pretax profit by $1.4 million, or $0.04 per diluted share, compared to the same period last year. Additionally, third quarter results benefited from the Company’s recording of $1.8 million

Big 5 Sporting Goods
2-2-2
in proceeds from the settlement of a claim related to the required relocation of one of the Company’s stores following an eminent domain action by a city redevelopment agency, which increased the Company’s net income by $0.05 per diluted share.
For the thirty-nine week period ended October 2, 2005, net sales increased by $30.5 million, or 5.4%, to $595.1 million from restated net sales of $564.6 million in the same period last year. Same store sales increased 2.8% versus the same thirty-nine week calendar period in fiscal 2004. On a fiscal quarter basis, same store sales increased 2.2% during the first three quarters of fiscal 2005 versus the first three quarters of fiscal 2004. Net income was $19.8 million, or $0.87 per diluted share, for the first thirty-nine weeks of fiscal 2005, compared to restated net income of $24.1 million, or $1.06 per diluted share, in the same period last year. Results for the first nine months of fiscal 2005 include an increase of approximately $4.3 million in distribution center expenses, of which approximately $2.2 million (pretax), or $0.06 per diluted share, was directly attributable to the Company’s transition to its new distribution center, and costs of approximately $3.8 million, or $0.10 per diluted share, associated with legal, audit and other expenses for the Company’s restatement. Results for the first nine months of fiscal 2004 include a second quarter pretax charge of $0.8 million, or $0.02 per diluted share, associated with the redemption of $15.0 million principal amount of the Company’s 10.875% senior notes.
“We are pleased with our sales performance during the third quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “The shift of our pre-Fourth of July holiday business out of our third fiscal quarter this year, when it had been in the third quarter last year, significantly affected comparability between our fiscal periods. Earnings results also continued to be impacted by unusual items, including the costs of the restatement and the transition to our new distribution center, as well as the revision and refinement of our accounting methodologies. We are very encouraged that sales trends for the year have improved over each quarter and this momentum has continued into the fourth quarter. Our October period comp store sales performance was our strongest monthly comparison of 2005, measured on a calendar-day to calendar-day basis. We believe that we are well positioned for the holiday season.”
EPS Guidance
Fiscal 2004 was a 53-week year, with the fourth quarter having fourteen weeks, while fiscal 2005 is a 52-week year, with the fourth quarter having thirteen weeks. The fourth quarter sales guidance discussed below is provided on a thirteen-week calendar-day to calendar-day basis, and the full-year sales guidance discussed below is provided on a 52-week calendar-day to calendar-day basis. The Company expects to realize same store sales growth in the low to mid-single digit range for the fourth quarter of fiscal 2005, resulting in earnings per diluted share in the range of $0.40 to $0.44. This includes anticipated charges of approximately $0.06 to $0.07 per diluted share for expenses directly attributable to the Company’s transition to its new distribution center. For the 2005 fiscal year, the Company expects to realize same store sales growth in the low single digit range, resulting in earnings per diluted share in the range of $1.27 to $1.31, including charges of approximately $0.12 to $0.13 per diluted share for expenses directly attributable to the Company’s transition to its new distribution center and approximately $0.10 per diluted share associated with legal, audit and other expenses related to the restatement. The Company expects 2005 fiscal year earnings per diluted share of $1.49 to $1.54, excluding expenses directly attributable to the Company’s transition to its new distribution center and expenses related to the restatement.

Big 5 Sporting Goods
3-3-3
Declaration of Quarterly Cash Dividend
The Company also announced that its Board of Directors has again declared a quarterly cash dividend of $0.07 per share of outstanding common stock, which will be paid on December 15, 2005 to stockholders of record as of December 1, 2005. The Board of Directors of the Company initiated a quarterly cash dividend, at an annual rate of $0.28 per share, in the fourth quarter of fiscal 2004.
Store Openings
The Company opened 4 new stores and closed one store during the fiscal 2005 third quarter. During the fourth quarter to date, the Company has opened 4 new stores, bringing its current total store count to 318. The Company expects to open a total of 15 net new stores during fiscal 2005, bringing its expected total year-end store count to 324 stores.
New Distribution Center
Construction has been substantially completed on the Company’s new distribution center located in Riverside, California, and the Company’s transition to this facility has been proceeding on schedule. The Company has been receiving product at its new distribution center for two months and in early October 2005, the Company began shipping product from the new distribution center and moving product from its existing distribution center to the new facility. The Company expects to complete the transition to its new distribution center during the first quarter of fiscal 2006.
Conference Call Information
Big 5 will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss its financial results for the third quarter of fiscal 2005. The webcast will be available at www.big5sportinggoods.com and archived for three months. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 318 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 and its Quarterly Report on Form 10-Q for the quarter ended July 3, 2005. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

		Restated
	13 Weeks Ended	13 Weeks Ended
	October 2, 2005	September 26, 2004
Net sales	$206,834	$197,997
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	133,297	127,236

Gross profit	73,537	70,761

Selling and administrative	57,774	52,089
Depreciation and amortization	3,784	3,059

Operating income	11,979	15,613
Other expense (income)	(1,409)	—
Interest expense, net	1,425	1,628

Income before income taxes	11,963	13,985
Income tax	4,721	5,508

Net income	$7,242	$8,477

Earnings per share:
Basic	$0.32	$0.37

Diluted	$0.32	$0.37

Shares used to calculate earnings per share:
Basic	22,678	22,670

Diluted	22,809	22,781

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

		Restated
	39 Weeks Ended	39 Weeks Ended
	October 2, 2005	September 26, 2004
Net sales	$595,065	$564,619
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	381,251	357,567

Gross profit	213,814	207,052

Selling and administrative	167,954	152,440
Depreciation and amortization	10,718	8,918

Operating income	35,142	45,694
Premium and unamortized financing fees related to redemption of debt	—	792
Other expense (income)	(1,409)	—
Interest expense, net	3,849	5,202

Income before income taxes	32,702	39,700
Income tax	12,900	15,636

Net income	$19,802	$24,064

Earnings per share:
Basic	$0.87	$1.06

Diluted	$0.87	$1.06

Shares used to calculate earnings per share:
Basic	22,678	22,667

Diluted	22,808	22,788

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	October 2,	January 2,
	2005	2005
Assets
Current assets
Cash	$5,242	$6,746
Merchandise inventory	229,190	206,213
Other current assets	23,461	24,125

Total current assets	257,893	237,084

Property and equipment, net	83,852	63,837
Other long-term assets	12,880	11,756

Total assets	$354,625	$312,677

Liabilities and Stockholders’ Equity

Accounts payable	$102,154	$98,298
Other current liabilities	65,869	66,610
Deferred rent and other long-term liabilities	23,846	18,825
Long-term debt	93,439	74,668

Total liabilities	285,308	258,401

Net stockholders’ equity	69,317	54,276

Total liabilities and stockholders’ equity	$354,625	$312,677

BIG 5 SPORTING GOODS CORPORATION
Regulation G Reconciliation
(Unaudited)
The Company’s earnings per diluted share (EPS) guidance for fiscal 2005 excludes expenses related to the Company’s transition to its new distribution center and legal, audit and other expenses related to the Company’s restatement of prior period financial statements. The Company believes the use of adjusted EPS for guidance for fiscal 2005 will provide additional insight into the Company’s operating results as compared to estimated earnings per diluted share for fiscal 2005 due to the expenses the Company expects to incur related to the Company’s transition to its new distribution center and legal, audit and other expenses related to the Company’s restatement of prior period financial statements. The Company will also use this adjusted reporting internally to evaluate its operating performance on that same basis. The following table sets forth a reconciliation of guidance net income per diluted share (calculated in accordance with GAAP) to adjusted net income per diluted share excluding expenses related to the Company’s transition to its new distribution center and legal, audit and other expenses related to the Company’s restatement of prior period financial statements:

52 Weeks Ended
January 1, 2006
Guidance earnings per diluted share in accordance with GAAP	$1.27 - 1.31
Guidance distribution center transition expenses per diluted share	0.12 - 0.13
Guidance legal, audit and other expenses related to restatement per diluted share	0.10 - 0.10

Guidance adjusted earnings per diluted share excluding distribution center transition expenses and legal, audit and other expenses related to restatement	$1.49 - 1.54